Exhibit 99.1

MOTHERS WORK, INC.

CONTACT:	Edward M. Krell
Executive Vice President-
Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK REPORTS SIGNIFICANTLY HIGHER

FIRST QUARTER FISCAL 2007 EARNINGS VERSUS PRIOR YEAR

AND ANNOUNCES EXPLORATION OF SENIOR NOTES REFINANCING

****

Q1 Earnings Per Share (EPS) of $0.23, with EPS of $0.43

Before Debt Extinguishment Charge, versus Prior Year EPS of $0.08

Philadelphia, PA, January 24, 2007 – Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced operating results for the first quarter of fiscal 2007 ended December 31, 2006, with earnings significantly higher than the prior year, and announced it is currently exploring ways to refinance the remaining $90 million of its 11 1/4% Senior Notes with lower cost debt.

Net income for the first quarter of fiscal 2007 was $1.4 million, or $0.23 per common share (diluted), a significant improvement from the net income for the first quarter of fiscal 2006 of $0.4 million, or $0.08 per common share (diluted).  During December 2006, the Company redeemed $25 million principal amount of its outstanding 11 1/4% Senior Notes, which resulted in an after-tax charge of $0.21 per share in the first quarter of fiscal 2007.  Net income before the debt repurchase charge for the first quarter of fiscal 2007 was $2.7 million, or $0.43 per common share (diluted), an even more significant improvement from the net income for the first quarter of fiscal 2006 of $0.4 million, or $0.08 per common share (diluted), which did not include any debt repurchase charge.  The Company’s earnings for the first quarter was in line with the Company’s updated earnings guidance provided in its January 4, 2007 press release, which stated that the Company projected first quarter diluted earnings per share to be at least $0.21 per share, and to be at least $0.42 per share excluding the debt repurchase charge.

Net sales for the first quarter of fiscal 2007 decreased 1.9% to $148.5 million from $151.4 million in the same quarter of the preceding year.  The decrease in net sales for the quarter was primarily driven by a decrease in comparable store sales.  Comparable store sales decreased 2.1% during the first quarter of fiscal

2007 (based on 1,454 locations) versus a comparable store sales increase of 3.1% during the first quarter of fiscal 2006 (based on 1,019 locations).  The comparable store sales decrease of 2.1% for the first quarter of fiscal 2007 was adversely impacted by approximately 1.0 percentage points due to having one less Saturday in this fiscal year’s October and first quarter compared to last year.  The comparable store sales increase of 3.1% for the first quarter of fiscal 2006 was favorably impacted by approximately 0.5 percentage points due to having five Saturdays in December 2005 compared to four Saturdays in December 2004.  For the quarter ended December 31, 2006, the Company opened three stores and closed six stores, with one of the store closings related to a prior period multi-brand store opening.  As of the end of December 2006, the Company operated 807 stores, 787 leased department locations and 1,594 total retail locations, compared to 851 stores, 743 leased department locations and 1,594 total retail locations operated at the end of December 2005.  Adjusted EBITDA was $12.0 million for the first quarter of fiscal 2007, a 13.7% increase from the $10.6 million of Adjusted EBITDA for the first quarter of fiscal 2006.  Adjusted EBITDA is defined in the financial tables at the end of this press release.

Given the Company’s significant improvement in its financial results during the past year, its continuing commitment to increase shareholder value while maintaining significant financial liquidity, as well as the current strength of overall debt financing markets, the Company is currently exploring ways to refinance the remaining $90 million principal amount of its 11 1/4% Senior Notes with lower cost debt.  The Company expects that any refinancing of its Senior Notes would result in a one-time charge to earnings from the early retirement of the Senior Notes, but would result in decreased interest expense on an ongoing basis.  Of course, the Company cannot guarantee that it will be able to successfully refinance its Senior Notes.

Rebecca Matthias, President and Chief Operating Officer of Mothers Work, Inc., noted, “Although our sales for the first quarter of Fiscal 2007 were weaker than planned, with adverse impact from unseasonably warm weather throughout most of the United States, we are pleased with our significant increase in earnings for the quarter compared to last year.  We believe that our sales for the first quarter (October through December) were adversely affected by unseasonably warm weather which hurt our Fall apparel sales, after a period of very favorable weather for early selling of Fall product in September 2006 compared to September 2005.  December 2006 has been reported to be the warmest December in 10 years in the United States.  During the first quarter we continued to experience strong improvement in gross margin versus last year, primarily driven by decreased price promotional activity compared to last year, and we continued our tight control of operating expenses.

“Looking forward, we continue to be optimistic about building on our strong fiscal 2006 results and delivering even stronger financial results for fiscal 2007 and beyond and continuing our strategic transition, as we expect to realize increases in sales and gross margin and expect to realize increased earnings contribution from our strategic initiatives, including increased contribution from our marketing partnerships, our leased department and licensed relationships, and the continued rollout of our multi-brand stores.

“As of December 31, 2006, we have 34 two-brand Mimi combo stores, 2 triplex stores, and 12 Destination Maternity™ Superstores.  We believe there is a significant opportunity to expand our multi-brand store concepts, which we believe will generate higher sales per store and improved store operating profit margins by reducing store expense percentages through the efficiency of operating one larger store rather than multiple smaller stores in a single market.  In addition, in certain cases, we believe our multi-brand store concepts will increase overall sales in the geographical markets they serve.  Opening these multi-brand stores will typically involve closing two or more smaller stores and may frequently result in one-time store closing costs resulting primarily from early lease terminations.  We opened four Destination Maternity Superstores in fiscal 2006, including the grand opening on February 1, 2006 of our approximately 10,000 square foot, three-level world flagship Destination Maternity store on the corner of 57th Street and Madison Avenue in New York City, and we continue to pursue additional potential superstore locations.  We are the only national retailer that is solely focused on maternity, and we are further differentiating ourselves as the ultimate maternity destination with these large, well-assorted, “must visit” multi-brand store concepts.  Based on our internal research, we believe that over the next several years we have the potential to expand the Destination Maternity chain to 40 to 50 or more total Destination Maternity superstores in the United States and to expand the Mimi combo store chain to 70 to 80 or more total Mimi combo stores in the U.S.

“Over the past several years, we have increased the sales we generate from our leased department and licensed relationships.  Since the beginning of fiscal 2005, we have become the exclusive maternity apparel provider to Sears® and Kohl’s® and we believe that we have a significant opportunity to continue to increase the sales we generate from our leased department and licensed relationships.  We believe these growth opportunities include additional maternity apparel department locations with our current partners as well as developing relationships with new partners.  As part of working towards expanding our business with our existing leased partners, we are continuing to convert certain of our Macy’s® leased department locations from Motherhood Maternity® branded departments to Mimi Maternity® branded departments carrying both Motherhood and Mimi product.  Our commitment to this strategy of growing the sales we generate from our leased department and licensed relationships is also demonstrated by our Sears and Kohl’s relationships and our recent agreements for the sale of Motherhood brand merchandise through exclusive leased department relationships with Boscov’s® and Gordmans®, two regional department store chains.

“We believe our customers, particularly first-time parents, are entering a new life stage that drives widespread changes in purchasing needs and behavior, thus making our maternity customer a highly-valued demographic for a range of consumer products and services companies.  We have been able to leverage the relationship we have with our customers to earn incremental revenues, and we expect to expand these revenues through a variety of marketing partnership programs utilizing our extensive opt-in customer database and various in-store marketing initiatives, which help introduce our customers to various baby and parent-related products and services offered by leading third-party consumer products and services companies.  Whereas our current revenues in this area have predominantly been derived from the new pre-natal portion of our customer database, we have taken steps to update and manage our entire customer database so we can actively market our full opt-in customer database to a much broader range of consumer product and services companies that market to families with children.

“Also, we continue to grow futuretrust®, our MasterCard®-based college savings program that we market through our stores and our internet sites.  The futuretrust program enables members to help save for their child’s (or grandchild’s or any other relative’s or friend’s) college education when they link their futuretrust MasterCard to a tax-advantaged 529 College Savings account.   Members earn rebates on all purchases with their futuretrust MasterCard that are automatically contributed to their 529 College Savings account and can also earn additional college savings at merchants in the futuretrust Preferred Merchant Network.  We have recently entered into relationships with select providers of 529 savings programs, online banking, tax preparation services, home mortgages and real estate services for our futuretrust members and, in the future, we anticipate further developing our futuretrust program into a full service financial services and information resource for our members known as the Futuretrust Family Financial Center™.  We anticipate that additional potential services offered through the Futuretrust Family Financial

Center may include life insurance and other financial services needed by families with children.  We plan to offer such services through relationships with high-quality third-party providers of these services.

“As for our outlook for fiscal 2007, we continue to feel very good about our product lines and our inventory position, and we continue to be optimistic about building on our strong fiscal 2006 results and delivering significant earnings growth in fiscal 2007, despite weaker than expected sales thus far in fiscal 2007.

“Our weaker than expected sales have continued into January, as we go up against strong January 2006 sales results which benefited from much warmer than normal weather during January 2006 by giving an early boost to sales of Spring merchandise in January 2006 at the expense of February 2006.  Our comparable store sales for January 2006 increased by 3.9% (and increased by approximately 5% when adjusting for the fact that there were only four Saturdays in January 2006 compared to five Saturdays in January 2005), with our comparable store sales decreasing by 2.2% in February 2006.  Based on our sales results thus far in January, we expect our comparable store sales for the full month of January to be in the range of down 9% to down 5%, but we believe our sales trend will improve in February.  We believe our weak sales this January is attributable to going up against the particularly strong early sales of Spring merchandise in January 2006, which benefited from much warmer than normal weather during January 2006.  In addition, although we do not see a material change versus a year ago in the overall quality or quantity of maternity apparel carried by our competition as a whole, it does seem that certain competitors have brought Spring merchandise into their stores earlier than last year, which could also be adversely affecting our sales in January.  It is very important to note, however, that during January, we have continued to experience strong improvement in gross margin versus last year, driven by decreased price promotional activity compared to last year, as well as a continued reduction in our product costs.  Also, our inventory levels are well positioned, with overall inventory lower than a year ago, as we continue to tightly plan our inventory levels relative to sales.

“For the second quarter of fiscal 2007, we are targeting net sales in the $145.0 million to $149.5 million range, based on an assumed comparable store sales range of between down 1.5% and up 1.5% for the quarter, which reflects a projected positive impact of approximately 1.0 percentage point due to having one more Saturday in March 2007 compared to March 2006.  Based on this targeted sales, we are targeting earnings per common share (diluted) of between $0.32 per share and $0.50 per share, a significant targeted increase over last year’s second quarter diluted earnings of $0.09 per share.

“We are targeting net sales for fiscal 2007 in the $609 million to $622 million range, representing sales growth of approximately 1% to 3% over fiscal 2006, based on an assumed comparable store sales range of between down 1.0% and up 1.3% for the full fiscal year, and expected increased sales contribution from our marketing partnerships, our leased department and licensed relationships, our internet sales, and the continued rollout of our multi-brand stores.

“Our targeted sales for fiscal 2007 reflect our plan to open approximately 15 to 20 new stores during the year, including approximately 8 to 12 new multi-brand stores, and our plan to close approximately 35 to 50 stores, with approximately 15 to 25 of these planned store closings related to openings of new multi-brand stores, including our Destination Maternity Superstores.  We plan to open between 100 and 125 new leased department locations for fiscal 2007, primarily from our recent agreements for exclusive leased department relationships with Boscov’s and Gordmans.  In addition, we distribute our Oh Baby! by Motherhood™ collection through a licensed arrangement at Kohl’s stores throughout the United States and on Kohls.com.  Kohl’s currently operates 817 stores in 45 states, compared to 732 stores in 41 states a year ago.

“We project that our gross margin for fiscal 2007 will be approximately 52.8% of net sales, an increase from our 52.2% gross margin in fiscal 2006, driven primarily by higher planned merchandise gross margins and, to a lesser extent, increased marketing partnership revenues.  The planned increase in our merchandise gross margins for the year primarily reflects decreased planned markdown levels compared to last year for the first half of the fiscal year, and planned continued product cost reductions throughout the year.  We expect our operating expenses to decrease as a percentage of net sales for fiscal 2007 versus fiscal 2006, primarily as a result of reduced expenses for store closings, reduced impairment charges for write-downs of store fixed assets, reduced stock compensation expense, expense leverage from our planned sales increases and multi-brand stores, as well as a continued sharp focus on expense control.

“Based on these assumptions, we are targeting operating income for fiscal 2007 in the $36.6 million to $42.6 million range, representing a projected increase of between approximately 21% and 40% from our fiscal 2006 operating income of $30.3 million, and we are targeting Adjusted EBITDA in the $56.0 million to $62.0 million range, representing a projected increase of between approximately 8% and 20% from our fiscal 2006 Adjusted EBITDA of $51.7 million.  Also, based on these assumptions, we are targeting diluted earnings per common share of between $2.51 and $3.10 per share excluding the charge related to our $25 million debt repurchase, representing an increase of between 46% and 80% over our $1.72 diluted earnings per share before debt repurchase charges for fiscal 2006.  This earnings guidance range is lower than our previous guidance range for fiscal 2007 diluted earnings per share of between $2.70 and $3.15 per share, excluding debt repurchase charges, provided in our November 21, 2006 press release.  Including the first quarter fiscal 2007 after-tax charge of approximately $0.21 per share related to the debt repurchase, we are targeting reported diluted earnings per common share of between $2.30 and $2.89 per share for fiscal 2007, representing an increase of between 41% and 77% over our $1.63 reported diluted earnings per share for fiscal 2006.  Excluding both debt repurchase charges and stock compensation expense, we are targeting adjusted diluted earnings per share of between $2.72 and $3.31 per share for fiscal 2007, an increase of between 34% and 63% over the comparably adjusted diluted earnings per share figure of $2.03 for fiscal 2006.  Our revised guidance for fiscal 2007 sales and earnings is lower than our previous guidance range for sales and earnings provided in our November 21, 2006 press release as a result of weaker than planned sales for the first quarter and into January.  Of course, our ability to achieve our targeted results will depend, among other factors, on the overall retail, economic, political and competitive environment as well as the results from our new initiatives.  Also, these earnings guidance figures do not reflect any impact on earnings which would occur if we were to refinance the remaining $90 million principal amount of our 11 1/4% Senior Notes during fiscal 2007.  We expect that any refinancing of our Senior Notes would result in a one-time charge to earnings from the early retirement of the Senior Notes, but would result in decreased interest expense on an ongoing basis.

“We are planning our fiscal 2007 capital expenditures to be between $15 million and $18 million, compared to $13.9 million for fiscal 2006, primarily for new store openings, expanding and relocating selected stores, store remodelings, and some continued investment in our management information systems and distribution center.  We expect our inventory at fiscal 2007 year end to increase modestly from fiscal 2006 year end, as we continue to tightly plan our inventory levels relative to sales.  Based on these targets and plans, we expect to generate significant positive free cash flow during fiscal 2007.  We are very pleased with our strong financial liquidity.  During the twelve-month period ended December 31, 2006, the Company has reduced its debt balance by $35 million, while still carrying a balance of cash and cash equivalents of $16.1 million at December 31, 2006.  As of December 31, 2006, we have $90 million remaining outstanding principal amount of the original $125 million principal amount of our Senior Notes and, as we stated earlier in this press release, we are currently exploring ways to refinance the remaining Senior Notes with lower cost debt.  Also, as of December 31, 2006, we had no direct borrowings under our credit facility, and we had approximately $51 million of availability under our credit facility.  Although we may have modest credit line borrowings from our $60 million credit facility at times during fiscal 2007, reflecting seasonal and other timing variations in cash flow and our use of cash to repurchase $35 million principal amount of Senior Notes from August 2006 through December 2006, we did not have any credit line borrowings during the first quarter of fiscal 2007 and expect to have no outstanding credit line borrowings at the end of fiscal 2007.

“Looking forward to fiscal 2008, we expect to generate higher earnings than fiscal 2007, while generating significant positive free cash flow.”

As announced previously, the Company will hold a conference call today at 9:00 a.m. Eastern Time, regarding the Company’s first quarter fiscal 2007 earnings, future financial guidance, and certain business initiatives.  You can participate in this conference call by calling (210) 234-0036.  Please call ten minutes prior to 9:00 a.m. Eastern Time.  The passcode for the conference call is “Mothers Work.”  In the event that you are unable to participate in the call, a replay will be available through Wednesday, February 7, 2007 by calling (203) 369-3546.

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of December 31, 2006, Mothers Work operates 1,594 maternity locations, including 807 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity™, and sells on the web through its DestinationMaternity.com and brand-specific websites.  In addition, Mothers Work distributes its Oh Baby! by Motherhood™ collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com.

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The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected results of operations, liquidity and financial condition and new business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our new initiatives, future sales trends in our existing retail locations, changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt repurchases or refinancing, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.

MOTHERS WORK, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	First Quarter Ended
	12/31/06	12/31/05

Net sales	$148,484	$151,393
Cost of goods sold	71,434	75,210

Gross profit	77,050	76,183
Selling, general and administrative expenses	69,548	71,688

Operating income	7,502	4,495
Interest expense, net	3,132	3,794
Loss on extinguishment of debt	2,093	—

Income before income taxes	2,277	701
Income tax provision	888	273

Net income	$1,389	$428

Net income per share – basic	$0.24	$0.08
Average shares outstanding – basic	5,705	5,269
Net income per share – diluted	$0.23	$0.08
Average shares outstanding – diluted	6,138	5,303

Supplemental information:
Net income, as reported	$1,389	$428
Add: loss on extinguishment of debt, net of tax	1,277	—
Adjusted net income, before loss on extinguishment of debt	2,666	428
Add: stock compensation expense, net of tax	287	250
Adjusted net income, before loss on extinguishment of debt and stock compensation expense	$2,953	$678

Adjusted net income per share – diluted before loss on extinguishment of debt	$0.43	$0.08
Adjusted net income per share – diluted before loss on extinguishment of debt and stock compensation expense	$0.48	$0.13

MOTHERS WORK, INC. AND SUBSIDIARIES

Selected Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	December 31,	September 30,	December 31,
	2006	2006	2005

Cash and cash equivalents	$16,063	$18,904	$13,821
Short-term investments	—	9,425	11,500
Inventories	89,486	94,259	94,463
Property, plant and equipment, net	71,344	71,430	74,610
Line of credit borrowings	—	—	—
Long-term debt	92,632	117,535	127,975
Stockholders’ equity	89,603	80,700	64,018

Supplemental Financial Information

Reconciliation of Operating Income to Adjusted EBITDA(1)

and Operating Income Margin to Adjusted EBITDA Margin

(in thousands, except percentages)

(unaudited)

	First Quarter Ended
	12/31/06	12/31/05

Operating income	$7,502	$4,495

Add: depreciation and amortization expense	3,877	4,017
Add: loss on impairment of long-lived assets	250	1,566
Add: (gain) loss on disposal of assets	(63)	97
Add: stock compensation expense	471	410

Adjusted EBITDA	$12,037	$10,585

Net sales	$148,484	$151,393

Operating income margin (operating income as a percentage of net sales)	5.1%	3.0%

Adjusted EBITDA margin (Adjusted EBITDA as a percentage of net sales)	8.1%	7.0%

(1) Adjusted EBITDA represents operating income before deduction for the following non-cash charges: (i) depreciation and amortization expense; (ii) loss on impairment of long-lived assets; (iii) (gain) loss on disposal of assets; and (iv) stock compensation expense.

Reconciliation of Net Income Per Share – Diluted

to Adjusted Net Income Per Share – Diluted,

Excluding Loss on Extinguishment of Debt and Stock Compensation Expense

(unaudited)

	Projected for the	Actual for the
	Second Quarter Ending	Second Quarter Ended
	3/31/07(1)	3/31/06(1)

Net income per share - diluted	$0.32 to 0.50	$0.09
Add: per share effect of loss on extinguishment of debt	—	—
Adjusted net income per share - diluted, before loss on extinguishment of debt	0.32 to 0.50	0.09
Add: per share effect of stock compensation expense	0.05	0.04
Adjusted net income per share - diluted, before loss on extinguishment of debt and stock compensation expense	$0.38 to 0.55	$0.14

	Projected for the	Actual for the
	Year Ending	Year Ended
	9/30/07	9/30/06(1)

Net income per share - diluted	$2.30 to 2.89	$1.63
Add: per share effect of loss on extinguishment of debt	0.21	0.10
Adjusted net income per share - diluted, before loss on extinguishment of debt	2.51 to 3.10	1.72
Add: per share effect of stock compensation expense	0.21	0.31
Adjusted net income per share - diluted, before loss on extinguishment of debt and stock compensation expense	$2.72 to 3.31	$2.03

(1) Components do not add to total due to rounding.

Reconciliation of Operating Income to Adjusted EBITDA

(in millions, unaudited)

	Projected for the	Actual for the
	Year Ending	Year Ended
	9/30/07	9/30/06

Operating income	$36.6 to 42.6	$30.3
Add: depreciation and amortization expense	15.9	16.1
Add: loss on impairment of long-lived assets and loss on disposal of assets	1.4	2.5
Add: stock compensation expense	2.1	2.8
Adjusted EBITDA	$56.0 to 62.0	$51.7

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